Exhibit 10.3

LOAN AGREEMENT

SNAIL GAMES USA INC.,
a California corporation,

and

CATHAY BANK,
a California banking corporation

Dated as of June 17, 2021

THIS LOAN AGREEMENT (“Agreement”) is entered into as of June 17, 2021 by and between SNAIL GAMES USA INC., a California corporation (“Borrower”), and CATHAY BANK, a California banking corporation (“Lender”).

1.         DEFINITIONS AND INTERPRETATIONS.

1.1       Definitions. As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms not defined herein shall have the meanings set forth in the Code, as defined below.

“Account” has the meaning set forth in Section 9102(a)(2) of the Code.

“Account Debtor” means a Person obligated on an Account, chattel paper or General Intangibles.

“Advance” shall mean each advance, loan and financial accommodation from Lender to Borrower, whether now existing or hereafter arising and however evidenced, including those advances, loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time, and shall include the Loan.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any Parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Agreement” means this Loan Agreement, as amended, modified or supplemented from time to time. Each reference herein to “this Agreement,” “this Loan Agreement” “herein,” “hereunder,” “hereof’ or other like words shall include this Agreement , and any annex, exhibit or schedule attached hereto or referred to herein.

“Agreement To Furnish Insurance” shall mean the Agreement To Furnish Insurance duly executed by Borrower in form and content as required by Lender and as it may from time to time be supplemented, modified or amended.

“Anti-Money Laundering Laws” shall mean the USA Patriot Act of 2001, the Bank Secrecy Act, as amended through the date hereof, Executive Order 1 3324-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended through the date hereof, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

“Appraisal” shall mean an appraisal of the Property, or any portion thereof, performed and prepared for Lender at Borrower’s sole expense by a duly licensed or certified appraiser designated by Lender and possessing all qualifications required by Lender and applicable Laws, setting forth the appraiser’s opinion and determination of the fair market value of the Property; said Appraisal shall be prepared in full narrative form meeting all requirements and approaches to value as shall be necessary or appropriate in order to comply with all customary and generally accepted appraisal standards within the appraisal industry and in accordance with Lender’s requirements, and to Lender’s satisfaction and all applicable Laws governing Lender’s operations.

“Assignment of Leases” shall mean the Absolute Assignment of Leases, Lease Guaranties, Rents, Issues and Profits duly executed and delivered to Lender by Borrower, assigning to Lender all present and future leases, subleases, rents, and concession rights, if any, and all related rights and interests of Borrower thereunder, affecting the Property, or any part thereof, and in form and content acceptable to Lender in its sole opinion and judgment, and shall include delivery to Lender of the executed originals of each of said leases.

“Borrower’s Operating Account” means Borrower’s demand deposit account with Lender, into which substantially all of Borrower’s receipts from its operations are deposited and from which substantially all of Borrower’s disbursements for its operations are made.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which California banks are authorized or required to close.

“Change of Control” shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the current holders of the ownership interests in Borrower) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, as a result of any single transaction, of fifty percent (50%) or more, of the total voting power of all classes of stock or other ownership interests then outstanding of Borrower normally entitled to vote in the election of directors or analogous governing body.

“Closing Date” means the date that all conditions precedent under Section 6.1 of this Agreement are satisfied.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, from time to time.

“Collateral” shall mean all real and personal property of Borrower, or others, in which Lender has been and may hereafter be granted a lien, assignment or security interest to secure payment and performance of Borrower’s obligation under the Loan.

“Debt Service Coverage Ratio” shall mean the ratio of (i) Borrower’s EBITDA, divided by (ii) the aggregate of all interests and the scheduled payments of principal and interest payable by Borrower to Lender under the Note, and all other scheduled payments of principal and interest payable by Borrower to Lender under any other notes.

“Deed of Trust” shall mean the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing duly executed and acknowledged by Borrower for the benefit of Lender, to secure the Loan and encumbering the Property and other assets and rights as therein provided, together with all such riders and exhibits thereto as Lender shall require.

“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3 hereof.

“Dollars” or”$” means United States dollars.

“EBITDA” means Net Income before tax, plus interest expense (net of capitalized income expense), depreciation expense and amortization expense.

“Environmental Indemnity” shall mean that certain Hazardous Substances Indemnity Agreement duly executed by Borrower, as it may from time to time be supplemented, modified or amended, pursuant to which such parties shall indemnify and defend Lender from and against any loss or liability, direct or indirect, with respect to the presence or release of any hazardous or toxic material in, on, about or under the Property.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” has the meaning set forth in Section 9102(a)(33) of the Code and includes, without limitation, all of Borrower’s furniture, fixtures, trade fixtures, tenant improvements owned by Borrower, all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

“Event of Default” means any of the events set forth in Section 10.1 of this Agreement.

“Fees and Costs” has the meaning set forth in Section 11.12 of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a consistent basis, applied both to classification of items and amounts.

“General Intangibles” has the meaning set forth in Section 9102(a)(42) of the Code and shall include, without limitation, payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Lender, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation, life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, software, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables) .

“Governmental Agency” shall mean any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, court, administrative tribunal, or public utility.

“Hazard Insurance Disclosure” shall mean the Hazard Insurance Disclosure duly executed by Borrower in form and content as required by Lender.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indemnified Person” has the meaning set forth in Section 10.4(c) of this Agreement.

“Inventory” means all of Borrower’s now owned and hereafter acquired goods, including software embedded in such goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit, and, including without limitation, all farm products), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

“Investment Property” has the meaning set forth in Section 9102(a)(49) of the Code.

“Laws” shall mean, individually and collectively, all federal, state, and local laws, rules, regulations, ordinances, and codes.

“Lender” shall mean Cathay Bank, a California banking corporation.

“Loan” has the meaning set forth in Section 2.1(a).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Borrower or any subsidiary of Borrower, (ii) the ability of Borrower to duly and punctually pay or perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due), (iii) the value of the Collateral, or Lender’s liens on the Collateral or the privity of any such lien, or (iv) the validity or enforceability of this Agreement or any other agreement or document entered into by any party in connection herewith, or the practical realization of the benefits of Lender’s rights or remedies.

“Material Litigation” shall have the meaning set forth in Section 7.10 hereof.

“Maturity Date” means June 30, 2031.

“Net Income” shall mean, for any period, the net income of the Borrower as determined in accordance with GAAP.

“Note” shall mean the Promissory Note of Borrower in the amount of the Loan payable to the order of Lender, duly executed by Borrower, as required by Lender to evidence the Loan, as originally executed and as it may from time to time be supplemented, modified or amended.

“Obligations” means all present and future Advances , loans, overdrafts , debts, liabilities, obligations, including , without limitation, all obligations of Borrower under any guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document or the Other Documents, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, trust receipt, loan, overdraft, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys’ fees (including attorneys’ fees and expenses incurred in bankruptcy), expert witness fees and expenses, fees and expenses of consultants, audit fees, letter of credit fees, closing fees, facility fees, termination fees, and any other sums chargeable to Borrower under this Agreement or the Other Documents.

“OFAC” shall mean the United States Department of the Treasury, Office of Foreign Assets Control.

“OFAC Prohibited Person” shall mean a country, territory, individual or person (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise included within or associated with any of the countries, territories, individuals or entities referred to in or prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which is obligated or has any interest to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from the property directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or in such laws.

“Official Body” means any government or political subdivision or any agency, authority, bureau, commission, court or tribunal whether foreign or domestic.

“Other Documents” shall mean the Note and all other agreements, instruments and documents now or hereafter executed by Borrower and delivered to Lender in respect of the transactions contemplated by this Agreement.

“Parent” means any Person holding a majority of the equity interest in a corporation or limited liability company.

“Permitted Liens” means all of the following:

(a)       liens in favor of Lender;

(b)       purchase money security interests in specific items of Equipment;

(c)       leases of specific items of Equipment;

(d)       liens for taxes not yet payable;

(e)       and security interests being terminated substantially concurrently with this Agreement;

(f)       liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent.

“Permitted Encumbrances” shall mean only those matters and exceptions to title to the Property, as shown in the preliminary report of title and all supplements thereto, issued by the Title Company, and approved by Lender, in regard to the Property.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Potential Default” means any event, act or condition which, with notice or lapse of time or both, would constitute an Event of Default.

“Property” shall mean the real property described in Exhibit “A” hereto and in the Deed of Trust and all present and future improvements thereon and appurtenances thereto.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Receivables” means all of Borrower’s now owned and hereafter acquired Accounts, letter of credit rights, license fees, contract rights, chattel paper (including tangible chattel paper, electronic chattel paper, and intangible chattel paper), instruments (including promissory notes), drafts, securities, documents, securities accounts, security entitlements, commodity contracts, commodity accounts, Investment Property, supporting obligations and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefore, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to Lender in a manner acceptable to Lender, in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing (other than securities or interest having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supporting Obligations” has the meaning set forth in Section 9102(77) of the Code.

“Title Company” shall mean the title insurer designated by Lender, in its sole opinion and judgment, which shall issue the Title Policy.

“Title Policy” shall mean an ALTA Loan Policy (2006 Policy Form), written as such at Loan Closing and issued by the Title Company, with liability equal to the full amount of the Loan, in favor of Lender, as insured, insuring the lien of the Deed of Trust to be a valid first lien on the Property subject only to the Permitted Encumbrances. The Title Policy shall have such endorsements thereto as Lender shall require. If required by Lender, the title insurance coverage will provide for reinsurance.

“Toxic Substance” shall mean and include any material present on any facility of Borrower which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

1.2       Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used in this Agreement, unless otherwise indicated , shall have the meanings given to such terms in accordance with GAAP. In addition, unless otherwise specified herein all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

1.3       Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and references to the singular include the plural; references to any gender include any other gender; the part includes the whole; the term “including” is not limiting, and the term “or’’ has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words, “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement , unless otherwise specified. Any reference in this Agreement or any of the Other Documents to this Agreement or any of the Other Documents includes any and all permitted alterations, amendments , changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.4       Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

1.5       No Presumption Against Any Party. Neither this Agreement, any of the Other Documents, any other documents, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Other Documents, and all other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and by their respective counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.6       Independence of Provisions. All agreements and covenants hereunder, under the Other Documents and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

2.        CREDIT FACILITIES.

2.1       Term Loan. Subject to the terms and conditions of this Agreement, Lender shall make a term loan to Borrower in the principal sum of Three Million and No/100 Dollars ($3,000,000.00) (the “Loan”).

(a)       Interest and principal payments under the Loan shall be due and payable to Lender pursuant to the provisions of the Note.

2.2       Use of Proceeds. All Advances made to or for the benefit of Borrower shall be used solely to refinance Borrower’s existing indebtedness secured by the Property. Lender shall have no obligation to monitor or verify the use or application of any Advance disbursed by Lender.

(a)       Borrower shall not, directly or indirectly, use all or any part of any Advance for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (the “Board of Governors”) or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors, unless such use has been expressly approved in writing by Lender, in its discretion.

2.3       Manner of Payment. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Lender in each case on or prior to 12:00 p.m., Los Angeles time, in Dollars and in immediately available funds.

3.       INTEREST.

3.1       Interest Rate. The Loan shall bear interest at the rate as set forth in the Note (“Contract Rate”).

3.2       Default Interest. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the unpaid principal amount of each Advance or other Obligation owing to Lender and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand by Lender, at a rate per annum (the “Default Rate”) equal at all times to five percent (5%) per annum above the Contract Rate.

4.       PAYMENT OF OBLIGATIONS.

4.1       Maturity Date. On the Maturity Date, Borrower shall pay and perform in full the entire principal balance of the Loan and all other Obligations, whether for interest, costs, fees or otherwise.

4.2       Manner of Payment. Principal and interest payments due under the Note and all other Obligations shall be withdrawn from Borrower’s Operating Account with Lender, or such other account with Lender as designated in writing by Borrower. In the event that Borrower’s Operating Account with Lender contains insufficient funds to make any payments under this Agreement, Borrower shall remit such payment from Borrower’s own funds.

4.3       Late Charge. If any payment due hereunder is not received or made within ten (10) days of the due date or there are insufficient funds in Borrower’s Operating Account on the date Lender enters any debit authorized by this Agreement , without limitation, Lender’s other remedies in such an event, Lender shall apply a late charge in an amount equal to five percent (5%) of the unpaid portion of the scheduled payment or $35.00, whichever is less.

4.4       Loan Fees. On the Closing Date, Borrower agrees to pay to Lender, from Borrower’s own funds, for the benefit of Lender, a loan fee in the amount of $6,000. The loan fee shall be deemed fully earned when paid, and therefore, is nonrefundable.

5.       SECURITY INTERESTS.

5.1       Grant of Interest. To secure the payment and performance of all of the Obligations under Loan, as and when due, Borrower hereby grants to Lender for the benefit of Lender a first priority security interest in all Collateral pursuant to the Deed of Trust.

5.2       Perfection. Lender may file one or more financing statements disclosing Lender’s security interest in the Collateral. Borrower agrees that a photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Borrower approves, authorizes and ratifies any filings or recordings made by or on behalf of Lender in connection with the perfection and continuation of Lender’s security interest with respect to the Collateral.

(a)       Lender may file UCC-1 financing statements against specific items of Equipment, (or amend existing UCC-1 financing statements) in Lender’s sole discretion, and Borrower agrees to furnish to Lender sufficient identifying information, such as make, model and serial numbers, as Lender may request. Lender may also file a fixture filing in the real property records of the applicable county in California, to perfect its security interest in such items of Equipment as are or become fixtures.

(b)       Upon demand, Borrower will deliver to Lender such other items of Collateral or will execute such documents as are appropriate to grant Lender possession or control of such Collateral as necessary to further perfect Lender’s security interest therein.

6.       CONDITIONS PRECEDENT.

6.1       Conditions to Loan Closing. The Loan will close if, and only if, on or before ________, 2021, subject to the satisfaction, in the sole discretion of Lender, of each, every and all of the following conditions:

(a)       Accuracy of Representations and Warranties: No Default. The representations and warranties contained in Sections 7 and 8 below shall have been true and correct when made and shall be true and correct on and as of the Closing Date; and on the Closing Date, no Event of Default and no Potential Default shall have occurred and be continuing.

(b)       Documents and Agreements. Borrower shall deliver to Lender the following documents, in form and substance satisfactory to Lender, in its sole and absolute discretion:

(i)       An executed original of this Agreement;

(ii)      The Note, fully executed;

(iii)     The Deed of Trust, fully executed;

(iv)     The Assignment of Leases, fully executed;

(v)      The Environmental Indemnity , fully executed;

(vi)     [Reserved]

(vii)    Agreement to Furnish Insurance, fully executed;

(viii)   Hazard Insurance Disclosure, fully executed;

(ix)       A Corporate Resolution to Borrow for Borrower, fully executed;

(x)       An Appraisal of the Property, satisfactory in all respects to Lender, in Lender’s sole opinion and judgment;

(xi)       The Title Policy or evidence of a commitment therefor. The exceptions contained in the Title Policy and all matters concerning the Property and the operation thereof must be approved by Lender and, among other provisions, shall show no blanket exceptions for anything a survey would show; and

(xii)       Such other documents, instruments and information as Lender shall require.

(c)       Priority of Lender’s Liens. Lender shall have received the results of “of record” searches satisfactory to Lender in its sole and absolute discretion, reflecting its Uniform Commercial Code filing against Borrower indicating that Lender has a perfected, first priority lien in and upon all of the Collateral, subject only to such Permitted Liens which are also permitted to be senior to the lien of Lender.

(d)       Insurance. Lender shall have received copies of the insurance binders or certificates evidencing Borrower’s compliance with Section 9.2 of this Agreement , including lender’s loss payee endorsements.

(e)       Organizational Documents. Lender shall have received copies of Borrower’s articles of incorporation or articles of organization, as applicable, and all amendments thereto, and a certificate of good standing (each certified by the California Secretary of State, and dated a recent date prior to the Closing Date), and Lender shall have received Certificates of Foreign Qualification for Borrower from the Secretary of State of each state wherein the failure to be so qualified could have a Material Adverse Effect.

(f)       Certified Resolutions/Authorizations. Lender shall have received (i) copies of Borrower’s by-laws or operating agreement, as applicable, and all amendments thereto, and (ii) copies of the resolutions of the board of directors of Borrower authorizing the execution and delivery of this Agreement, and the other documents contemplated hereby, and authorizing the transactions contemplated hereunder and thereunder, and authorizing specific officers or managers of Borrower to execute the same on behalf of Borrower certified by the Secretary or other acceptable officer, or the manager, as applicable, of Borrower as of the Closing Date.

(g)       [Reserved].

(h)       Third Party Custody. In the event that any Collateral is in the possession of a third party, Borrower shall join with Lender in notifying such third party of Lender’s security interest and obtaining an acknowledgement from such third party that it is holding such Collateral for the benefit of Lender.

(i)       Permits and Approvals. Verification and approval of all permits, approvals and authorizations required to pledge the Collateral to Lender.

(j)       Fees. Borrower shall have paid all Fees and Costs payable by Borrower hereunder, including legal fees and costs incurred by Lender in connection with the preparation, negotiation and closing of this Agreement.

(k)       Borrower’s Financial Statements. Review and approval of Borrower’s latest year to date month-end internally prepared consolidated financial statements and tax returns (with all forms K-1 attached), together with the similar dated aged accounts receivable and inventory reports, and any other financial statements and reports as required by Lender.

(I)       [Reserved].

(m)       Field Audit. An auditor selected by Lender shall have completed a field audit verifying Borrower’s methodology and valuation of the Accounts, Inventory and other Collateral of Borrower, in Lender’s sole opinion and judgment.

(n)       Other Documents and Agreements . Lender shall have received such other agreements, instruments and documents as Lender may require in connection with the transactions contemplated hereby, all in form and substance satisfactory to Lender in Lender’s sole and absolute discretion, and in form for filing in the appropriate filing office, including, but not limited to, those documents listed in Section 6.1(c).

7.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce Lender to enter into this Agreement and to make the Advance, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

7.1       State of Organization, Existence and Authority. Borrower is and will continue to be, a corporation, duly incorporated, validly existing and in good standing under the laws of the State of California. Borrower has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted. Borrower is and will continue to be qualified and licensed to do business in California and all jurisdictions in which any failure to do so would have a Material Adverse Effect.

(a)       Borrower is not in violation of any term of any of its organizational documents, agreement or instrument to which Borrower is a party or by which it or any of its properties (now or hereafter acquired) may be bound (except for violations which in the aggregate do not have a Material Adverse Effect).

(b)       The execution, delivery and performance by Borrower of this Agreement , and all other documents contemplated hereby, and the creation of the lien granted under this Agreement: (i) have been duly and validly authorized, (ii) create legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law which is binding upon Borrower or its property, (iv) do not constitute a breach of, or grounds for acceleration of, any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property and (v) do not require any consent, approval, license exemption or other action by any Official Body or any other person or entity except such as have already been given or shall be obtained on or before the Closing Date.

7.2       Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. All prior names of Borrower and all of Borrower’s present and prior trade names are listed on Exhibit “B’’ attached hereto. Borrower shall give Lender thirty (30) days’ prior written notice before changing its name or doing business under any other trade name. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

7.3       Place of Business; Location of Collateral. Borrower’s address set forth in Section 12.4 hereof is the address and location of Borrower’s chief executive office. In addition, Borrower has places of business and tangible Collateral located only at the locations set forth on Exhibit “C” attached hereto. Borrower will give Lender at least thirty (30) days’ prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s address set forth in Section 12.4 or one of the locations set forth on Exhibit “C” hereto.

7.4       Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future, be the sole owner of all the Collateral. Borrower has rights in and the power to transfer the Collateral. The Collateral is now, and will remain, free and clear of any and all liens, charges, security interests , encumbrances and adverse claims, except for Permitted Liens. Lender has now, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens which are also permitted to be senior to the lien of Lender, and Borrower will at all times defend Lender and the Collateral against all claims of others. Borrower is not and will not become a lessee under any real property lease which does, or will, prohibit, restrain, impair Borrower’s right to remove any Collateral from the leased premises. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

7.5       Maintenance of Collateral. Borrower will maintain the Collateral consisting of Equipment in good working condition, and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral.

7.6       Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

7.7       Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and now and in the future will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Effect. Borrower is now and will continue to be Solvent.

7.8       Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law; and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. To the best of Borrower’s knowledge, Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms; and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Agency.

7.9       Violation of Laws. There are no violations or notices of violations of any Laws relating to any of the Collateral.

7.10       Litigation. There is no claim, suit, litigation, proceeding or investigation, pending, or to the best of Borrower’s knowledge, threatened by or against or affecting Borrower in any court or before any Governmental Agency (or any basis therefore known to Borrower) which if adversely determined against Borrower would result, either separately or in the aggregate, in a Material Adverse Effect (collectively, the “Material Litigation”). Borrower will promptly inform Lender in writing of any Material Litigation.

7.11       No Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

7.12       No Advice. Borrower is not relying on Lender or Lender’s agents, consultants or attorneys as to the legal sufficiency, legal effect or tax consequences of this Agreement or the acquisition of assets relating hereto (if applicable).

7.13       Compliance with Zoning Ordinances and Similar Laws. The Property complies with all applicable Laws and all permits and approvals issued thereunder, affecting the Property, the sale, operation, leasing or financing of the Property and the intended occupancy, use and enjoyment of the Property, including, but not limited to, applicable subdivision Laws, licenses and permits, building codes, zoning ordinances, flood disaster, environmental protection and equal employment regulations and appropriate supervising boards of fire underwriters and similar agencies. Borrower shall not seek, make or consent to any change in the zoning, conditions of use, or any other applicable land use permits, approvals or regulations pertaining to the Property, or any portion thereof, which would constitute a violation of the warranties and representations herein contained, or would change the nature of the use or occupancy of the Property.

7.14       Availability of Utilities. All utility services necessary for the proper operation of the Property for its intended purposes are available at the Property.

Condition of Property. The Property is not now damaged or injured as a result of any fire, explosion, accident, flood, or other casualty, nor subject to any action in eminent domain or any condemnation proceeding.

Brokerage Commissions. No brokerage commissions are or will be owed by Borrower in connection with the Loan, or if there are commissions due or payable, the same will be paid by Borrower. Borrower agrees to and shall indemnify and hold harmless Lender from all liability, claims, or losses arising by reason of any such brokerage commissions related to any or all acts of Borrower in connection with the Loan. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

Access. The Property fronts on a publicly maintained road or street and has both legal and practical access to the same.

Subordinate Financing and Leases. Borrower will not, without the prior written consent of Lender, cause there to be deeds of trust, mortgages, security agreements, liens or encumbrances on the Property or any portion thereof or interest therein. Borrower will not, without the prior written consent of Lender, enter into a lease for all or any portion of the Property.

Air Rights. Borrower has not and will not transfer, assign, convey, hypothecate or encumber any of the air rights pertaining to the Property.

Compliance with Environmental Laws. Borrower will not use, store, manufacture, generate, transport to or from, or dispose of any toxic substances, hazardous materials, hazardous wastes, radioactive materials, flammable explosives, or related material on or in connection with any property or the business of Borrower on any property. Borrower will not permit any lessee on any property to use, store, manufacture, generate, transport to or from, or dispose of any toxic substances, hazardous materials, hazardous waste , radioactive materials, flammable explosives or related material on or in connection with any property or the business on any property. (‘Toxic substances,” “hazardous materials,” and “hazardous waste” shall include, but not be limited to, such substances, materials and wastes which are or become regulated under applicable Laws or which are classified as hazardous or toxic under applicable Laws.)

Continuing Warranties. Borrower’s representations and warranties set forth in this Agreement shall be true and correct at the time of execution of this Agreement and as of the Closing Date and shall survive the Closing Date and shall remain true and correct as of the date given.

8.       RECEIVABLES/ ACCOUNTS.

8.1       Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Lender as follows:

(a)       All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be.

(b)       All sales and other transactions underlying or giving rise to each Account shall fully comply with all applicable laws and governmental rules and regulations.

(c)       All documents, instruments , and agreements relating to all Accounts are and shall be legally enforceable in accordance with their terms.

9.       ADDITIONAL COVENANTS OF THE BORROWER.

9.1       Financial and Other Covenants. Borrower shall at all times comply with the following covenants:

(a)       Operating Account. Borrower shall, so long as any Advance remains unpaid and any commitment to make any Advance remains outstanding, maintain Borrower’s Operating Account with Lender.

(b)       [Reserved]

(c)       Minimum Debt Service Coverage Ratio. Borrower shall maintain a minimum Debt Service Coverage Ratio of at least 1.50 to 1.00, which shall be measured quarterly, beginning with the calendar quarter ending March 31, 2020.”

(d)       [Reserved]

9.2       Insurance. Borrower shall, at all times, insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require (including, without limitation, credit insurance) , and Borrower shall provide evidence of such insurance to Lender, so that Lender is satisfied that such insurance is, at all times, in full force and effect. All liability insurance policies of Borrower with respect to the Collateral shall name Lender as an additional insured, and all property, casualty and related insurance policies of Borrower with respect to the Collateral shall name Lender as a loss payee thereon and Borrower shall cause the issuance of a lender’s loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender, at its sole option, either (i) shall apply such proceeds to the prepayment of the Obligations in such order or manner as Lender may elect, or (ii) shall disburse such proceeds to Borrower for application to the cost of repairs, replacements, or restorations. All repairs, replacements or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Lender may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall give Lender no less than thirty (30) days written notice of any cancellation of any insurance required hereunder and shall promptly forward any Notice of Cancellation it receives from any of its insurers.

9.3       Reports. Borrower, at its expense, shall provide Lender with the written reports set forth below, (all in form, substance and detail satisfactory to Lender) by the dates specified:

(a)       As soon as available, and in no event later than one hundred fifty (150) days after the end of Borrower’s fiscal year, commencing with the fiscal year ending December 31, 2020, Borrower shall deliver to Lender annual consolidated financial statements of Borrower audited by an independent certified public accountant acceptable to Lender.

(b)       Commencing with the 2020 tax year, as soon as available, and in no event later than 30 days after filing, Borrower shall deliver to Lender true and correct copies of Borrower’s Federal income tax returns (including all schedules and attachments) of Borrower (and copies of any filing extensions) prepared by an independent certified public accountant acceptable to Lender.

(c)       Borrower shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Lender reasonably determines to be appropriate, but in no event less than once each year: (a) provide Lender and its officers, employees and agents access to its properties, facilities, advisors, officers and employees of Borrower and to the Collateral of Borrower, and (b) permit Lender and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower’s books and records. Borrower shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice permit Lender and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts for the Accounts, Inventory and other Collateral of Borrower. If an Event of Default has occurred and is continuing, Borrower shall provide such access to Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to each of its suppliers and customers. Borrower shall make available to Lender and its counsel reasonably promptly originals or copies of all books and records that Lender may reasonably request. Borrower shall delivery any document or instrument necessary for Lender as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower. Lender will give Borrower at least two (2) days’ prior written notice of regularly scheduled audits.

(d)       Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower as Lender may reasonably request.

9.4       Information. Borrower shall also furnish, or cause to be furnished, to Lender such additional information as Lender may from time to time reasonably request concerning Borrower’s business, and/or financial condition, or any item of Collateral.

(a)       Promptly upon Borrower becoming aware of any Event of Default or Potential Default, Borrower shall give Lender notice thereof, together with a written statement setting forth the nature thereof and the steps which Borrower has taken or is taking to cure the same.

(b)       Promptly upon Borrower becoming aware thereof, Borrower shall give Lender written notice of: (i) any Material Adverse Effect and (ii) the commencement or existence of any proceeding by or before any Official Body against or affecting Borrower which is reasonably likely to be adversely determined and, if adversely decided, would have a Material Adverse Effect.

9.5       Access to Books and Records and Collateral. Borrower agrees to reimburse Lender immediately upon demand for all fees and out-of-pocket expenses for field exams and audits incurred a the result of the occurrence of an Event of Default which is continuing.

(a)       Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower’s books or records at any location other than the location identified in Section 11.4 hereof without first notifying Lender of the same and obtaining the written agreement from such accounting firm, service bureau or other third party to give Lender the same rights with respect to access to books and records and related rights as Lender has under this Agreement.

9.6       Negative Covenants. Borrower shall not, without Lender’s prior written consent, do any of the following:

(a)       create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, guaranties, leasing, loans or advances, whether secured or unsecured, matured or Un-matured, liquidated or unliquidated, direct or contingent, joint or several, except the liabilities of Borrower to Lender, and any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date of this Agreement ;

(b)       loan, invest in, or advance money or assets to any other person, enterprise or entity other than any loan, investment or advance to Borrower’s affiliates and subsidiaries;

(c)       purchase, create or acquire any interest in any other enterprise or entity other than any purchase, creation or acquisition of interests in Borrower’s affiliates and subsidiaries;

(d)       incur any obligation as surety or guarantor other than in the ordinary course of business;

(e)       use any of the proceeds extended pursuant to this Agreement except for the purposes stated in this Agreement and related documents;

(f)       merge or consolidate with another entity;

(g)       make any substantial change in the nature of Borrower’s business as conducted as of the date hereof;

(h)       acquire all or substantially all of the assets of any other entity;

(i)       sell, transfer, assign, lease, license, or dispose of, all or a substantial or material portion of Borrower’s assets, except in the ordinary course of its business;

(j)       mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets owned as of the date of this Agreement or hereafter acquired, or accelerate payment on any existing debt, except any of the foregoing in favor of Lender or which is existing as of, and disclosed to Lender in writing prior to, the date of this Agreement;

(k)       make any change in Borrower’s capital structure which would have a Material Adverse Effect;

(I)       dissolve or elect to dissolve;

(m)       change the state of its incorporation;

(n)       change its legal name; or

(o)       use the loan proceeds for any purpose other than as set forth in this Agreement.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Potential Default or Event of Default is continuing or would occur as a result of such transaction.

9.7       Litigation Cooperation. Borrower shall promptly inform Lender in writing of any proceedings (whether or not purportedly on behalf of Borrower) against Borrower involving an amount in excess of $150,000.00. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

9.8       Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may deem reasonably necessary or useful in order to perfect and maintain Lender’s perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

9.9       Operating Account. Until such time as all of Borrower’s Advances have been paid in full and this Agreement has been terminated, Borrower agrees to maintain Borrower’s Operating Account with Lender. Borrower authorizes Lender to automatically deduct all payments required to be made by this Agreement from Borrower’s Operating Account.

9.10       Field Audits .

Borrower shall permit Lender, on ten (10) Business Days’ prior notice, to conduct a field audit of Borrower verifying Borrower’s methodology and valuation of the Accounts, Inventory and other Collateral of Borrower, performed by an agent designated by Lender, all to the satisfaction of Lender in its sole opinion and judgment. In addition, Borrower shall, during normal business hours, from time to time upon ten (10) Business Days prior notice: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of Borrower and to the Collateral of Borrower, and (b) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts from Borrower’s books and records. Borrower shall, during normal business hours, from time to time upon one (1) Business Days prior notice, permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts for the Accounts, Inventory and other Collateral of Borrower. If an Event of Default has occurred and is continuing, Borrower shall, at Borrower’s expense, provide such access to Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to each of its suppliers and customers. Borrower shall reasonably promptly make available to Lender and its counsel originals or copies of all books and records that Lender may reasonably request. Borrower shall deliver any document or instrument necessary for Lender as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower. Lender will give Borrower at least ten (10) Business Days’ prior written notice of regularly scheduled field audits. Borrower shall reimburse Lender for any cost incurred for such field audits. Unless an Event of Default has occurred, Borrower shall be responsible for the cost of any such audit one (1) time each year and, in no event, at a cost not to exceed $3,000.00. Borrower hereby authorized Lender to debit (without offset) any such cost from Borrower’s Operating Account. In the event that Lender deems the results of any such audit to be unsatisfactory, in Lender’s sole opinion and judgment, then in such event, Lender may declare an Event of Default.

9.11       Terrorism and Anti-Money Laundering. Borrower warrants and agrees as follows:

(a)       As of the date hereof and throughout the term of the Loan until the Maturity Date and the repayment in full of the Obligations, (i) Borrower; (ii) any Person controlling or controlled by Borrower; (iii) if Borrower is a privately held entity, any Person having a beneficial interest in Borrower; or (iv) any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person.

(b)       To comply with applicable U.S. Anti-Money Laundering Laws and regulations, all payments by Borrower to Lender or from Lender to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(c)       To provide Lender at any time and from time to time during the term of the Loan until the Maturity Date and the repayment in full of the Obligations with such information as Lender determines to be necessary or appropriate to comply with the Anti-Money Laundering Laws and regulations of any applicable jurisdiction , or to respond to requests for information concerning the identity of Borrower, any Person controlling or controlled by Borrower or any Person having a beneficial interest in Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(d)       The representations and warranties set forth in this Section 9.11 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under this Agreement and the Other Documents or receives any payment from Lender. Borrower agrees promptly to notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

9.12       Payment of Taxes

Borrower shall pay, or cause to be paid, and discharge, or cause to be discharged, (a) before delinquency all taxes , assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it (including, without limitation, the Property); (b) when due all lawful claims, which, if unpaid, might become a lien, charge or encumbrance upon any of its assets or property (including, without limitation, the Property); and (c) all its other obligations and indebtedness when due.

9.13       Insurance.

Borrower shall obtain and at all times maintain liability insurance in amount, form and issued by a company or companies satisfactory to Lender, as required under the Deed of Trust and/or the Agreement To Furnish Insurance.

9.14       Maintenance of Property.

Borrower shall maintain and preserve, or cause to be maintained and preserved, all of its properties, necessary or useful in the proper conduct of its business, including such as may be under lease, in good working order and condition, ordinary wear and tear excepted.

9.15       Appraisals.

In addition to any rights or remedies accorded to Lender under this Agreement or any of the Other Documents, Lender may, at any time and from time to time and as and when Lender deems it to be appropriate, in its sole and absolute discretion, whether or not an Event of Default has occurred, cause to be performed and prepared an updated Appraisal of the Property (each, an Updated Appraisal”). All costs and expenses incurred by Lender in connection with any such inspection or Updated Appraisal shall be payable by Borrower to Lender upon demand if any such Updated Appraisal is ordered at such time as an Event of Default exists.

9.16       Comply With Applicable Laws.

Borrower shall comply with all applicable restrictive covenants, zoning and subdivision ordinances, building codes, health and environmental Laws and all other applicable Laws, directions, orders and notices of violations issued by any Governmental Agency relating to or affecting the premises or the business or activity being conducted thereon, whether by Borrower or by any occupant thereof, including without limitation, any and all Laws relating to hazardous or toxic waste or waste products or hazardous substances. Further, Borrower shall indemnify and hold Lender and the Trustee under the Deed of Trust harmless from the failure by Borrower to comply with such Laws in any respect.

10.       EVENTS OF DEFAULT AND REMEDIES.

10.1       Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a)       Borrower shall fail to pay any amounts owed under this Agreement or any interest thereon or any other monetary Obligation; or

(b)       Borrower shall fail to provide to Lender any notices or financial reports specified in this Agreement; or

(c)       Borrower shall fail to perform any other non-monetary Obligation; or

(d)       Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading and results in a Material Adverse Effect; or

(e)       Borrower shall fail to give Lender access to its books and records or the Collateral as provided herein, or shall breach any negative covenant set forth in Section 9.6 above; or

(f)       Borrower shall fail to comply with the financial covenants (if any) set forth in Section 9.1 or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or

(g)       Any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral; or

(h)       Any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i)       Borrower breaches any material contract, lease or other obligation, which has or may reasonably be expected to have a Material Adverse Effect; or

(j)       Dissolution, termination of existence, termination of business, insolvency or business failure of Borrower; or the appointment of a receiver, trustee or custodian, for all or any part of the other property of Borrower; or the assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

(k)       Commencement of any proceeding against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not dismissed within sixty (60) days after the date commenced; or

(I)       Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which would constitute a fraudulent, void or voidable transfer or transaction under the California Uniform Voidable Transactions Act; or

(m)       Revocation or termination of, or limitation or denial of liability upon, any pledge of any material asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(n)       Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(o)       Borrower shall suffer or experience any Change of Control without Lender’s prior written consent, which consent shall be in the discretion of Lender in the exercise of its reasonable business judgment; or

(p)       Lender shall not have a valid first priority security interest in any item of Collateral, except as to items of Collateral which are subject to Permitted Liens that are also permitted to be prior; or

(q)       There is any Material Adverse Effect; or

(r)       Borrower or any of its Affiliates fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Other Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower or Affiliate of Borrower; or

(s)       Borrower or any of its Affiliates commits a breach or default in the payment or performance of any other obligation of Borrower or such Affiliate under any instrument, agreement, guaranty or document evidencing, supporting or securing any other loan or credit extended by any other creditor to Borrower or its Affiliates; or

(t)       Any lien for labor, material, taxes or otherwise shall be filed against the Property and such lien shall not be either satisfied or bonded over within thirty (30) days of such filing in the full amount, to Lender’s satisfaction; or

(u)       Execution shall have been levied against the Property or any lien creditor(s) commence(s) suit to enforce a judgment lien against the Property and such action or suit shall not have been bonded over and shall continue unstayed and in effect for a period of more than thirty (30) calendar days; or

(v)       Borrower shall voluntarily or by operation of Law, sell, transfer, convey, lease, or encumber the Property, or any interest therein, or shall contract for such sale, transfer, conveyance, or encumbrance without the prior written consent of Lender, which consent Lender may either give or withhold in its sole and absolute opinion and judgment; or

(w)       The Property shall be the subject of an eminent domain proceeding or a taking adverse to the interest of Lender; or

(x)       The Property is damaged or destroyed by fire or other casualty and the loss shall prove to be inadequately covered by insurance actually collected or in the process of collection; or

(y)       The Property is or becomes subject to any proceedings for abatement of a public nuisance.

10.2       Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:

(a)       Cease making any Advances under this Agreement or otherwise extending credit to Borrower under this Agreement or any other document or agreement;

(b)       Accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation;

(c)       Exercise all rights and remedies available to a secured party under the Code;

(d)       Take possession of, or obtain the appointment of a receiver to take control of, any or all of the Collateral wherever it may be found. For that purpose Borrower hereby authorizes Lender and Lender’s representatives to enter onto any of Borrower’s premises without interference to take possession of any of the Collateral, and remain on the premises, without charge for so long as Lender deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement.

(e)       Require Borrower to assemble any or all of the Collateral and make it available to Lender or Lender’s representatives at places designated by Lender which are reasonably convenient to Lender or Lender’s representatives and Borrower;

(f)       Complete the processing or repair of any Collateral prior to a disposition thereof; and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, vehicles and other equipment and all other property without charge. Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, as it pertains to the Collateral, in completing production of, advertising for sale, and selling or otherwise disposing of any Collateral as provided in the Code;

(g)       Sell, lease, license or otherwise dispose of any of the Collateral as provided in the Code, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private dispositions, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Lender deems reasonable, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale, lease, license or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;

Notwithstanding the foregoing, Lender shall not dispose of any trademarks, trade names, copyrights, registrations, licenses, franchises or customer lists except in connection with foreclosure upon substantially all of Borrower’s assets as provided in the Code.

All expenses, costs, liabilities and obligations incurred by Lender (including attorneys’ Fees and Costs with respect to the foregoing) shall be due from Borrower to Lender on demand. Lender may charge the same to Borrower’s Loan Account, and the same shall thereafter bear interest at the same rate as is applicable in this Agreement.

In addition to the specific rights and remedies hereinabove mentioned, Lender shall have the right to avail itself of any other rights or remedies to which it may be entitled under any then existing Laws including, but not limited to, the right to realize upon any or all of its security, and to do so in any order. Furthermore, the rights and remedies set forth above are not exclusive, and Lender may avail itself of any individual right or remedy set forth in this Agreement, or available under such Laws, without utilizing any other right or remedy.

10.3       Standards for Determining Commercial Reasonableness. Borrower and Lender agree that any disposition, as defined in the Code (“disposition”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:

(i)       Notice of the disposition is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten (10) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted;

(ii)       Notice of the disposition describes the Collateral in general, non-specific terms;

(iii)       The disposition is conducted at a place designated by Lender, with or without the Collateral being present;

(iv)       The disposition commences at any time between 8:00 a.m. and 6:00 p.m., Los Angeles time; and

(v)       With respect to any disposition of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.

(b)       Lender shall be free to employ other methods of noticing and disposing of the Collateral, in its discretion.

(c)       Lender shall have no obligation to attempt to satisfy the Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Lender may release, modify or waive any collateral provided by any other third Person as security for the Obligation or any portion thereof, all without affecting Lender’s rights against Borrower. Borrower waives any right it may have to require Lender to pursue any third Person for any of the Obligations.

(d)       Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Lender’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e)       Lender may dispose of the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f)       If Lender disposes of any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event that the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower will be credited with the proceeds of such disposition.

10.4       Power of Attorney. Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Lender agrees to exercise the following powers in a commercially reasonable manner:

(i)       Execute on behalf of Borrower any documents that Lender may, in its sole discretion, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements;

(ii)       Execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Lender’s Collateral or in which Lender has an interest;

(iii)       Execute on behalf of Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien;

(iv)       Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession;

(v)       Endorse all checks and other forms of remittances received by Lender;

(vi)       Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

(vii)       Grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith;

(viii)       Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefore, or both;

(ix)       Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefore;

(x)       Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and

(xi)       Take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements.

(b)       Any and all sums paid and any and all costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender (including attorneys’ fees and expenses incurred pursuant to bankruptcy) with respect to the foregoing shall be added to and become part of the Obligations, and shall be payable on demand. Lender may charge the foregoing to Borrower’s Loan Account and the foregoing shall thereafter bear interest at the same rate specified in this Agreement. In no event shall Lender’s rights under the foregoing power of attorney, or any of Lender’s other rights under this Agreement, be deemed to indicate that Lender, is in control of the business, management or properties of Borrower.

(c)       Borrower shall pay, indemnify, defend, and hold Lender and each of its respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with, or as a result of, or related to: (i) the execution, delivery, enforcement, performance, and administration of this Agreement and any Other Documents or the transactions contemplated herein, or (ii) any investigation, litigation, or proceeding related to this Agreement, any Other Document, or (iii) the use of the proceeds of the Advances provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or (iv) any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).

(d)       Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

This Section 10.4 shall survive the termination of this Agreement and the repayment of the Obligations.

10.5       Application of Proceeds After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Lender on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Lender’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lender in connection with enforcing its rights and the rights of Lender under this Agreement and the Other Documents and any protective advances made by the Lender with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Lender to the extent owing to Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of interest and fees due with respect to the Obligations;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrower and/or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) Lender shall receive amounts available to be applied pursuant to clauses “FOURTH” and “FIFTH” above.

10.6       Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement , Lender shall have all the other rights and remedies accorded a secured party in equity and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been indefeasibly paid and performed.

11.       GENERAL PROVISIONS.

11.1      Application of Payments and Waiver of Marshalling. Subject to Section 10.5 of this Agreement, all payments with respect to the Obligations may be applied, and in Lender’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its sole discretion. In addition, Borrower hereby waives all rights, legal and equitable, it may now or hereafter have to require marshaling of assets or to direct the order in which the Property will be sold, or how the proceeds of any such sale will be allocated, in the event of any sale under the Deed of Trust, including, but not limited to, any and all rights provided by California Civil Code Sections 2899 and 3433, as such Sections may be amended from time to time.

11.2       Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan Account, in which event they will bear interest from the date due to the date paid at the same rate applicable to the Advances.

11.3       Notice of Right to Copy of Appraisal Report. California Law provides that applicants on loans secured by real estate are entitled to receive a copy of an appraisal report which has been prepared as a result of a property appraisal. If Borrower qualifies and pays for the appraisal, it may request a copy of the appraisal report by writing to the Lender. Such written request must be received by Lender no later than 90 days after (a) Lender provides notice of the action taken on Borrower’s loan application, including a notice of incompleteness, or (b) in the case of a withdrawn application, after Borrower withdraws its application. Lender’s transmittal of a copy of the appraisal will be conditioned upon Borrower’s payment of the cost of the appraisal. Notices. Any notice, demand or request required hereunder shall be given in writing (at the addresses set forth below) by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram or telecopying; (c) overnight courier; or (d) registered or certified, first class U.S. mail, return receipt requested.

To Borrower:	To Lender:
SNAIL GAMES USA, INC.	CATHAY BANK
12049 Jefferson Boulevard Los Angeles, California 90230	9650 Flair Drive, 7th Floor El Monte, CA 91731
Attn:	Attn: Jane Ho, SVP

or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto pursuant to this section. Any notice, demand or request sent pursuant to subsection (c), above, shall be deemed received on the business day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (d), above, shall be deemed received forty-eight (48) hours following deposit into the U.S. mail.

11.4       Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

11.5       Integration. This Agreement and the Other Documents and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith . Lender and Borrower agree that this Agreement and the Other Documents reflect the intentions of the parties thereto and that parol evidence is not required to interpret them.

11.6       Amendment and Waivers. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender and clearly specifying the extent of the amendment or the waiver. Any waiver of an Event of Default or Potential Default shall not be deemed as continuing and shall not extend to any subsequent or other Event of Default or Potential Default. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith.

11.7       Borrower Waivers. Unless otherwise expressly required by this Agreement, Borrower hereby waives: (i) demand, protest, notice of protest and notice of dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, (ii) notice of default and (iii) notice of any action taken by Lender, unless expressly required by this Agreement.

11.8       No Liability for Ordinary Negligence. Neither Lender nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender, but nothing herein shall relieve Lender from liability for its own gross negligence or willful misconduct.

11.9        Actions .. Whether or not an Event of Default has occurred, Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which Lender determines may affect (a) the Collateral; (b) Borrower’s or Lender’s respective rights or obligations under this Agreement; (c) the Advances; or (d) the disbursement of any proceeds of any Advance. Whether or not an Event of Default or Potential Default has occurred, Lender shall at all times have the right to take any or all actions which Lender determines to be necessary or appropriate to protect Lender’s interest in connection with the Advances .

11.10       Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

11.11       Attorneys’ Fees, Costs and Charges. On demand, Borrower shall reimburse Lender for all costs and expenses, including, without limitation, reasonable attorneys’ fees costs and disbursements (and fees and disbursements of Lender’s in-house counsel) (collectively the “Fees and Costs”) expended or incurred by Lender in any way in connection with: (i) the enforcement of this Agreement or any Other Documents and the rights and remedies thereunder, including, without limitation, Fees and Costs incurred in connection with any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under this Agreement in connection with such enforcement or workout; (ii) collecting any sum which is or becomes due to Lender; (iii) any proceeding, or any appeal ; or (iv) the exercise of the power of attorney granted to Lender in this Agreement. Fees and Costs shall include, without limitation, all out-of-pocket fees and costs incurred by Lender in connection with the appraisal, inspection, assessment, evaluation and insuring of the Collateral, and all fees and costs incurred by Lender in connection with the negotiation and preparation of the this Agreement and the Other Documents, including reasonable attorneys’ fees. If litigation or other legal action is filed or commenced in connection with this Agreement or any of the Other Documents the prevailing party shall be entitled to its Fees and Costs. Fees and Costs shall include, without limitation, attorneys fees and costs incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, adversary proceeding, contested matter, submission or confirmation or opposition to plan of reorganization or any other activity of any kind in connection with a bankruptcy case or relating to any petition or the filing thereof under Title 11 of the United States Code; (4) garnishment, levy, and debtor and third party examinations; and (5) post judgment motions and proceedings of any kind taken to clarify, collect or enforce any judgment or award.

(a)       All Fees and Costs to which Lender may be entitled pursuant to this Agreement may be charged by Lender to Borrower’s Loan Account and shall thereafter bear interest at the Contract Rate specified in this Agreement.

11.12       Benefit of Agreement and Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void.

(a)       No consent by Lender to any assignment shall release Borrower from its liability for the Obligations. Lender may assign its rights and delegate their duties hereunder without the consent of Borrower.

(b)       Lender reserves the right to syndicate all or a portion of the transaction created herein or sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any such syndication, assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. Any such syndication by Lender shall not require the consent of the Borrower or any other Lender. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Lender thereafter shall be released from such assigned obligations to Borrower.

11.13       Entire Understanding. This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed , modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

11.14       Successors and Assigns; Participations.

(a)       This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

(b)       Participations.

(i)       Lender may at any time, without the consent of, or notice to Borrower, sell participations (each a “Participation”) in all or a portion of Lender’s rights and obligations under this Agreement; provided that (x) Lender’s obligations under this Agreement shall remain unchanged; (y) Lender shall remain solely responsible to Borrower for the performance of such obligation; and (z) Borrower shall continue to deal solely and directly with Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which Lender sells such a participation shall provide that Lender shall retain the right to enforce this Agreement and approve any amendment, modification, or waiver of any provision of this Agreement.

(ii)       Borrower acknowledges that in the regular course of commercial banking business, Lender may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)       Borrower authorizes Lender to disclose to any Participant, or any prospective Participant, any and all financial information in Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.

11.15       Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

11.16       Indemnity. Borrower hereby indemnifies and agrees to hold Lender and each of Lender’s respective officers, directors, Affiliates, attorneys, employees and agents (individually and collectively, “Indemnitee(s)”) from and against any and all liabilities, obligations, losses, damages , penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto , except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the Indemnitees described above in this Section 11.17 by any Person (i) under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances; or (ii) which arise from or relate to any mechanics’ lien or related proceeding relating to the Property or any other actual or alleged failure to pay or perform in connection with the Property. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Lender, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Lender or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower will pay (or will promptly reimburse Lender for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 11.17 harmless from and against all liability in connection therewith.

11.17       Captions. Headings have been set forth herein for convenience only and shall not affect the interpretation or meanings of any provisions of this Agreement. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Agreement.

11.18       Independent Counsel. Borrower and Lender each acknowledge that: (i) they have had the opportunity to be represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel, as applicable; (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their representative counsel, as applicable; and (iv) the fact that this Agreement was prepared by Lender’s counsel as a matter of convenience shall have no import or significance.

11.19       Publicity. Lender is hereby authorized , at its expense and in its sole discretion, to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

11.20       Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the internal laws of the State of California, without regard to its conflicts of law principles.

(a)       As a material part of the consideration to Lender to enter into this Agreement , Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender’s option, be litigated in courts located within California, and that the exclusive venue therefore shall be Los Angeles County; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

11.21       Relationship of Parties. Lender shall not be deemed to be, nor does Lender or Borrower intend that Lender shall ever become, a partner, joint venturer, fiduciary, manager, controlling person or participant of any kind in the business or affairs of Borrower, whether as a result of this Agreement or any of the transactions contemplated by this Agreement. In exercising its rights and remedies under this Agreement, Lender shall at all times be acting only as a lender to Borrower within the normal and usual scope of activities of a Lender.

11.22       Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

11.23      Change In Laws. In the event of the enactment, after the date of this Agreement, of any Laws: (a) deducting from the value of property for the purpose of taxation any lien or security interest thereon; (b) imposing upon Lender the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Borrower; (c)changing in any way the Laws relating to the taxation of deeds of trust or mortgages or security agreements, or debts secured by deeds of trust or mortgages or security agreements, or the interest of the mortgagee or secured party in the property covered thereby; or (d) changing the manner of collection of such taxes; then, to the extent any of the foregoing may affect the Deed of Trust or the indebtedness secured thereby or Lender, then, and in any such event, Borrower, upon ten (10) days’ written demand by Lender, shall pay such taxes, assessments, charges, or liens, or reimburse Lender therefor. If Borrower shall be prohibited from paying such tax or from reimbursing Lender for the amount thereof, Borrower shall execute a modification to the Other Documents and the Note, which modification shall increase the interest rate payable pursuant to the Note so as to permit Lender to maintain its yield as if such tax had not been imposed. If Borrower shall be prohibited from executing the above-referenced modifications, Lender may, in Lender’s sole discretion, declare the principal of all amounts disbursed and owing under the Note, this Agreement, and the Other Documents (including all obligations secured by the Other Documents) and all other indebtedness of Borrower to Lender, together with interest thereon, to be forthwith due and payable within forty-five (45) days of written demand, regardless of any other specified maturity or due date.

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JUDICIAL REFERENCE. The parties hereby agree that any claims, controversies, disputes, or questions of interpretation, whether legal or equitable, arising out of, concerning or related to this Agreement and all loan documents executed by Borrower shall be heard by a single referee by consensual general judicial reference pursuant to the provisions of California Code of Civil Procedure Sections 638 et seq., who shall determine all issues of fact or law and to report a statement of decision. The referee shall also have the power to hear and determine proceedings for ancillary relief, including, but not limited to, applications for attachment, issuance of injunctive relief, appointment of a receiver, and/or claim and delivery. The costs of the proceeding shall be borne equally by the parties to the dispute, subject to the discretion of the referee to allocate such costs based on a determination as to the prevailing party(ies) in the proceeding. By initialing below the parties acknowledge that they have read and understand the foregoing Judicial Reference provisions and understand that they are waiving their right to a jury trial.

/s/ H.C.	/s/ K.C.
Borrower’s Initials	Lender’s Initials

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the heading to this Agreement.

BORROWER:

SNAIL GAMES USA, INC., a California corporation

By:	/s/ Shi Hai
Name: Shi Hai
Title: CEO

LENDER:

CATHAY BANK, a California banking corporation

By:	/s/ Kevin Chen
Name: Kevin Chen
Title: AVP / LPO

EXHIBIT “A”

LEGAL DESCRIPTION

The land hereinafter referred to is situated in the City of Los Angeles, County of Los Angeles, State of CA, and is described as follows:

Lots 346, 347 and 348 of Tract No. 9483, in the City of Los Angeles, County of Los Angeles. State of California, as per map recorded in Book 132 Pages 81 to 83 inclusive of maps, in the Office of the County Recorder of said County.

Excepting all oil, gas and mineral rights of said land, lying below a depth of 500 feet from the present surface thereof, but without right of surface entry reserved unto Douglas Mark Apatow and Andrea Gardner Apatow, husband and wife as community property by Grant Deed dated June 12 , 1997 recorded as Instrument No. 97-904149 of Official Records.

APN: 4220-008-028

EXHIBIT A-1

EXHIBIT “B”

TRADE NAMES

[To be attached.]

EXHIBIT B-1

EXHIBIT “C”
LOCATIONS OF COLLATERAL

1. _________________________________

2. _________________________________

3. _________________________________

EXHIBIT C-1